Exhibit 99.1

NEWS RELEASE

Nabors to release 4Q 2014 Earnings on March 2, 2015

HAMILTON, Bermuda, February 12, 2015 — Nabors Industries Ltd. (NYSE:NBR) today announced it has rescheduled its earnings release for the fourth quarter and full year ended December 31, 2014 to allow additional time for completion and review of its financial statements. The release will now coincide with the filing of its annual report on Form 10-K, which will be made on March 2, 2015. The delay is attributable to work related to the pending transaction with C&J Energy Services, Inc., together with an expanded audit scope primarily associated with asset and goodwill impairment testing. Nabors has also rescheduled its quarterly earnings conference call to Tuesday, March 3, 2015.

As disclosed in Nabors’ Form 8-K dated February 6, 2015, the cash component of the consideration Nabors expects to receive at the closing of the pending transaction with C&J has been reduced by $250 million, from approximately $938 million to approximately $688 million. This reduction and associated changes in the deal structure were negotiated between the parties in light of the current market environment and Nabors’ interest in maximizing its equity investment in the company.

The fourth quarter results will include non-cash impairments encompassing both goodwill and underutilized and obsolete assets amounting to approximately $400 million and $600 million, respectively. The preponderance of the goodwill impairments is associated with the completions business, while approximately two-thirds of the asset impairments relate to legacy rigs and associated equipment, including the workover jackups in the U.S. Drilling operations. The balance of the impaired assets consists mainly of underutilized rigs and components in its Canada and International operations, as well as certain items within Canrig’s inventory. These impairments are being recorded due to the rapid reduction in oil prices, which has accelerated the decline in utilization these assets have experienced over the last several years.

Tony Petrello, Nabors Chairman and CEO, commented, “Despite the rapid deterioration in the price of crude oil and its impact on U.S. E&P activity, the financial performance of all our drilling operations improved sequentially, adjusting for a final early termination installment received by our U.S. Drilling entity in the third quarter. These improvements were primarily attributable to new rig deployments and the usual seasonal ramp-ups in Canada and Alaska. Improvements in our drilling operations were more than offset by lower results in our Rig Services operating segment and the Completion and Production Services business line. These segments experienced lower volume and some pricing deterioration during the quarter.

“We are well positioned to manage lower rig utilizations, and are taking further actions to lower operational costs and maintain financial flexibility without compromising our core capabilities. Thanks to our unique global footprint, we believe Nabors is uniquely positioned to weather this downturn while preserving opportunities for long-term growth and value creation. We are also encouraged by our continued progress in new rig awards, marked by three new build contracts secured during the quarter. These new contracts were for two PACE®-X rigs and a six-year commitment for an incremental proprietary coiled tubing drilling unit on the North Slope of Alaska.

“Looking ahead, we see further improvement in our International and Alaska drilling operations, which we expect to be offset by decreases in our U.S. Lower 48 operations and smaller but significant reductions in our U.S. offshore, Canada and Rig Services operations. We foresee smaller reductions in our Completion & Production Services businesses. We still expect our International unit to improve progressively this year. However, the rate of improvement will be tempered by the weakening environment in certain markets.

“While our liquidity and financial flexibility remain strong, we are moving swiftly to reduce operating, support and capital costs in the current environment. We also recently completed two financing transactions, which together provide for $525 million in additional borrowing capacity, further bolstering our financial liquidity. We expanded our revolving line of credit by $225 million with the inclusion of two new banks and three existing relationship banks under the accordion feature of the existing agreement. This brings the total size of the facility to $1.725 billion at a current borrowing rate of LIBOR plus 130 basis points. We also established an unsecured $300 million, 3-year term LIBOR-based bank loan, at a current rate of LIBOR plus 150 basis points. The proceeds are being used to redeem outstanding short-term commercial paper as it matures. Repayment of the loan would be triggered by the receipt of the C&J Energy transaction cash proceeds.”

About Nabors

The Nabors companies own and operate approximately 466 land drilling rigs throughout the world and approximately 543 land workover and well servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of 36 platform and seven jackup rigs in the United States and multiple international markets. In addition, Nabors is one of the largest providers of hydraulic fracturing, cementing, nitrogen and acid pressure pumping services with approximately 800,000 hydraulic horsepower currently in service. Nabors also manufactures top drives and drilling instrumentation systems. Nabors participates in most of the significant oil and gas markets in the world.

Important Additional Information

In connection with the proposed transaction with C&J, Nabors Red Lion Limited (“Red Lion”) (which will be renamed C&J Energy Services Ltd. as of the closing of the proposed transaction) has filed with the SEC a registration statement on Form S-4 that includes a preliminary proxy statement of C&J that also constitutes a preliminary prospectus of Red Lion. The registration statement has not been declared effective by the SEC, and the definitive joint proxy statement/prospectus is not currently available. Each of Red Lion and C&J also plans to file other relevant documents with the SEC regarding the proposed transaction. This material is not a substitute for the final prospectus/proxy statement or any other documents the parties will file with the SEC. After the registration statement has been declared effective by the SEC, the definitive proxy statement/prospectus will be delivered to shareholders of C&J. INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the registration statement, the definitive joint proxy statement/prospectus (if and when it becomes available) and other relevant documents filed by Red Lion and C&J with the SEC at the SEC’s website at www.sec.gov. You may also obtain copies of the documents filed by Red Lion with the SEC free of charge on Nabors’ website at www.nabors.com, and copies of the documents filed by C&J with the SEC are available free of charge on C&J’s website at www.cjenergy.com.

Participants in the Solicitation

Red Lion, C&J and Nabors and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about C&J’s directors and executive officers is available in C&J’s proxy statement dated April 10, 2014, for its 2014 annual meeting of shareholders. Information about Nabors’ directors and executive officers is available in Nabors’ proxy statement dated April 30, 2014, for its 2014 annual meeting of shareholders. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from C&J and Nabors using the sources indicated above.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward Looking Statements

The information above includes forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward- looking statements. The projections contained in this release reflect management’s estimates as of the date of the release. Nabors does not undertake to update these forward-looking statements.

MEDIA CONTACT:

Dennis A. Smith, Director of Corporate Development & Investor Relations, +1 281-775-8038. To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail at mark.andrews@nabors.com

SOURCE: Nabors Industries Ltd.